EXHIBIT 10.4
COLUMBIA BANKING SYSTEM, INC.
PERFORMANCE STOCK UNIT AGREEMENT
(ROTCE)
THIS PERFORMANCE STOCK UNIT AGREEMENT (“Agreement”) is entered into by and between Columbia Banking System, Inc. (“Company”) and [●] (“Grantee”).
1.Basic Terms of Award
Target Number of Performance
Stock Units Subject to the Award:    [●]
Performance Period:    [●] - [●]
Date of Award:    [●]
2.Company hereby awards to Grantee the target number of Performance Stock Units (“PSUs”) described above (the “Award”). Each PSU entitles Grantee to receive a payment in Common Stock or cash, or a combination of both, as determined by Company, with a value equal to the sum of (i) the Fair Market Value, on the date the PSU is settled, of one share of Common Stock and (ii) the Dividend Equivalent with respect to such PSU. The number of PSUs that Grantee actually earns pursuant to the Award will be determined by the level of achievement of certain performance goals set forth in Appendix A hereto.
3.The Award is made under the 2024 Equity Incentive Plan of Columbia Banking System, Inc. (the “Plan”), a copy of which has been provided to Grantee. By Grantee’s execution of this Agreement, Grantee acknowledges that he or she has received a copy of the Plan. The terms and conditions of the Plan are hereby incorporated into this Agreement by this reference. In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Agreement, the former shall govern. Capitalized terms used in this Agreement that are not defined herein shall have the meaning given to such terms in the Plan.
4.Vesting and Settlement of Award
The PSUs shall Vest in accordance with the criteria set forth in Appendix A hereto and be settled within thirty (30) days following the Determination Date. Any PSUs that do not Vest will be forfeited.
5.Dividend Equivalent
During the Performance Period, Dividend Equivalents will accrue based on the maximum number of PSUs subject to the Award, which is set forth in Appendix A hereto. Upon

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settlement of the Award, Dividend Equivalents will only be payable on the number of vested PSUs, and Dividend Equivalents on unvested PSUs will be forfeited.
6.Grantee shall have no rights as a shareholder with respect to any PSUs or any shares of Common Stock subject to the Award, unless and until such shares are actually issued and delivered to Grantee.
7.No rights under the PSUs may be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner, other than by will or by the laws of descent or distribution.
8.No shares of Common Stock shall be issued with respect to a PSU, unless the issuance and delivery of such shares shall comply with all relevant provisions of law, including, without limitation, all securities laws, rules and regulations, and the requirements of any stock exchange upon which the Common Stock may then be listed. Issuance of such shares is further subject to the approval of counsel for Company with respect to such compliance.
9.Company, in its sole discretion, may take any actions reasonably believed by it to be required to comply with any local, state, or federal tax laws relating to the reporting or withholding of taxes attributable to the PSUs, including, but not limited to, (i) withholding, or causing to be withheld, from any form of compensation or other amount due Grantee any amount required to be withheld under applicable tax laws, or (ii) requiring Grantee to make arrangements satisfactory to Company (including, without limitation, paying amounts) to satisfy any tax obligations, as a condition to recognizing any rights of Grantee under the Award.
10.Miscellaneous
a.Each party agrees to cooperate fully with the other party and to execute such further instruments, documents and agreements, and to give such further written assurances, as may be reasonably requested by the other party to better evidence and reflect the transactions described herein and contemplated hereby, and to carry into effect the intents and purposes of this Agreement.
b.All notices and other writings of any kind that a party to this Agreement may or is required to give hereunder to any other party hereto shall be in writing and may be delivered by personal service or overnight courier, facsimile, or registered or certified mail, return receipt requested, deposited in the United States mail with postage thereon fully prepaid, addressed (i) if to Company, to its home office, marked to the attention of the corporate secretary of Company; or (ii) if to Grantee, to Grantee’s address set forth in Company’s records. Any notice or other writings so delivered shall be deemed given (i) if by mail, on the second (2nd) business day after mailing, and (ii) if by other means, on the date of actual receipt by the party to whom it is addressed. Any party hereto may from time to time by notice in writing served upon the other as provided herein, designate a different

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mailing address or a different person to which such notices or demands are thereafter to be addressed or delivered.
c.Attorneys’ Fees. In any action at law or in equity to enforce any of the provisions or rights under this Agreement, the unsuccessful party to such litigation, as determined by the court in a final judgment or decree, shall pay the successful party all costs, expenses and reasonable attorneys' fees incurred by the successful party (including, without limitation, costs, expenses and fees on any appeal).
d.Waiver. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.
e.Choice of Law. It is the intention of the parties that the internal laws of the State of Washington (irrespective of any choice of law principles) shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties.
f.Successors in Interest. This Agreement and all of its terms, conditions and covenants are intended to be fully effective and binding, to the extent permitted by law, on the heirs, executors, administrators, successors and permitted assigns of the parties hereto.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first indicated above.
COMPANY    COLUMBIA BANKING SYSTEM, INC.,
a Washington corporation
By:
Print name: [●]
Title: [●]
GRANTEE
By:
Print name: [●]

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APPENDIX A
1.Defined Terms

As used herein the following definitions apply:

“ROTCE Performance” is equal to the quotient resulting from dividing Company Average ROTCE by the Peer Group Average ROTCE.

“Company Average ROTCE” is equal to the quotient resulting from dividing (A) the sum of Company’s ROTCE for [YEAR1], Company’s ROTCE for [YEAR2] and Company’s ROTCE for [YEAR3] by (B) three (3).

“Peer Group Average ROTCE” means the sum of each Peer Company’s Peer ROTCE divided by the number of Peer Companies.

“Peer ROTCE” is equal to quotient resulting from dividing (A) the sum of a Peer Company’s ROTCE for [YEAR1], such Peer Company’s ROTCE for [YEAR2] and such Peer Company’s ROTCE for [YEAR3] by (B) three (3).

“ROTCE” means return on average Tangible Common Equity and, for purposes of this measure, equates (i) for Company, to Operating Earnings as a percentage of average Tangible Common Equity, and (ii) for each Peer Company, to after-tax net income reported in such Peer Company’s periodic filings with the SEC adjusted in a manner consistent with the calculation of Operating Earnings for Company (which adjustment may be based on information reported on S&P Market Intelligence, Bloomberg or similar nationally recognized financial reporting aggregator if not available in the Peer Company’s periodic filings with the SEC) as a percentage of average Tangible Common Equity.

“Operating Earnings” means Company’s after-tax net income adjusted to exclude the impact during the Performance Period of: (i) gains or losses from the change in fair value due to model inputs of Company’s mortgage servicing rights; (ii) gains or losses from the change in fair value of the hedge on Company’s mortgage servicing rights; (iii) gains or losses from the change in fair value of swap derivatives; (iv) gains or losses on the fair value of loans carried at fair value; (v) net gains or losses on investment securities; (vi) exit or disposal costs and other charges related to business combinations such as merger expense, goodwill impairment charges or bargain purchase gains; and (vii) other special, unusual or non-recurring items as determined by the Committee in its sole discretion.
“Tangible Common Equity” means common stockholder’s equity less goodwill and intangible assets.

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“Peer Group” means the group of companies selected by the Committee as adjusted during the Performance Period in the Committee’s discretion, and as of the Grant Date as set forth in Section 2 below.

“Peer Company” has the meaning set forth in Section 2 below.

“Performance Period” means the three fiscal year period commencing [●], and ending [●].

“Performance Goals” has the meaning set forth in Section 3 below.

“Determination Date” has the meaning set forth in Section 3 below.

“SEC” means the United States Securities and Exchange Commission.

2.Determination of Peer Group

The following are the companies (each a “Peer Company”) comprising the Peer Group as of the Grant Date: [●].

In the event of a corporate event at a Peer Company (for example, merger, business combination or acquisition) at any time during the Performance Period, the Committee will determine (i) whether such Peer Company should be removed from the Peer Group or replaced with another company and (ii) what level of ROTCE should be assigned to such Peer Company or its replacement. In the event of a bankruptcy, liquidation or delisting of a Peer Company at any time during the Performance Period, such company shall remain a Peer Company and be assigned ROTCE of 0%; delisting shall mean that a company ceases to be publicly traded on a national securities exchange as a result of any involuntary failure to meet the listing requirements of such national securities exchange but shall not include delisting as a result of any voluntary going private or similar transaction.

3.Vesting

Except as otherwise provided in the Plan or herein, any unvested PSUs subject to this Award shall no longer Vest and shall be forfeited without payment of any kind to Grantee, immediately after Grantee fails to maintain continuous status as an Employee through the Determination Date (as defined below), to the extent such PSUs are not then vested in accordance with the following vesting provisions. The level of vesting is based on the determination of Company’s (or its successors) achievement of the financial performance goals as set forth below.

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The vesting of the PSUs will be determined based on Company’s achievement of Threshold, Target or Maximum levels (or levels between Threshold and Target or between Target and Maximum, the “Performance Goals”) of ROTCE Performance as follows:

Performance Goals	ROTCE Performance	Percentage of Target Award Earned (straight-line interpolation between Threshold and Target; and Target and Maximum)
Minimum	Below [●]	0%
Threshold	At [●]	[●]
Target	At 100%	100%
Maximum	At or above [●]	[●]

For ROTCE Performance: (A) should Company fail to achieve at least Threshold, zero percent (0%) of the Award shall Vest; (B) should Company achieve (i) Threshold, [●] of the Award shall Vest, (ii) Target, one hundred percent (100%) of the Award shall Vest, or (iii) Maximum or greater, [●] of the Award shall Vest; and (C) should Company achieve an ROTCE Performance level that falls between Threshold and Target or between Target and Maximum, the percentage of the Award that Vests will be based upon straight-line interpolation between such Performance Goals, rounded to the nearest whole share of Common Stock. For example, ROTCE Performance of 80% or 111% will result in 80% or 111%, respectively, of the Award Vesting.

Within seventy-five (75) days following the last day of the Performance Period, the Committee shall determine achievement in respect of the Performance Goals (the date of such determination, the “Determination Date”) and shall calculate and approve the final number of PSUs for vesting. Any PSUs that are determined not to be earned by the Committee under an Award will be permanently and irrevocably forfeited as of the Determination Date and Grantee will have no further rights to such unvested PSUs or the related Dividend Equivalents. The Committee, in its sole discretion, shall make all determinations regarding the Performance Goals, including, but not limited to, the extent of achievement, and any adjustments to the calculation of ROTCE of Company, a Peer Company or the Peer Group, as necessary or appropriate. Determinations made by the Committee will be final and binding on all parties and will be given the maximum discretion permitted by law.

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4.Treatment Upon Death or Disability
Upon death or Disability of Grantee prior to the Determination Date, the PSUs and the related Dividend Equivalents will Vest in full (without proration) at Target (as set forth in this Appendix A) as of the date of such event (in the case of Disability, upon termination of Grantee’s status as an Employee) and be settled on or as soon as reasonably practicable after the date of death or Disability.
5.Special Treatment Upon a Qualifying Retirement
In the event Grantee ceases to be an Employee other than due to (i) death, (ii) Disability, or (iii) due to termination by Company without Cause or resignation by Grantee for Good Reason on or within two years after a Change in Control in accordance with Section 16.a. of the Plan, and at such time Cause does not exist, the PSUs subject to this Award and the related Dividend Equivalents shall continue to Vest based on actual performance in accordance with the applicable determination criteria set forth above if, at the time employment ceases, Grantee meets the requirements of a “qualifying retirement.” For purposes of this section, “qualifying retirement” means cessation of employment with Company or a Subsidiary after attainment of age 60 if (i) Grantee’s age at the time of such cessation plus Grantee’s years of service (in whole years) with Company or a Subsidiary equal at least 75 and (ii) Grantee provides at least 90 days’ prior written notice of such retirement to Company’s Chief Human Resources Officer. Settlement, if any, will occur on or following the Determination Date contemporaneous with other ROTCE-based Performance Stock Unit payouts for the Performance Period in accordance with Section 4 of the Award Agreement.

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